As filed with the U.S. Securities and Exchange Commission on June 28, 2024.

Registration No. 333-____________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

RIOT PLATFORMS, INC.

(Exact name of registrant, as specified in its charter)

Nevada	84-1553387
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

3855 Ambrosia Street, Suite 301, Castle Rock, CO	80109
(Address of principal executive offices)	(Zip Code)

2019 Equity Incentive Plan,

as amended

(Full title of the plan)

William Jackman

Executive Vice President and General
Counsel
3855 Ambrosia Street, Suite 301,
Castle Rock, CO 80109

(Name and address of agent for service)

(303) 794-2000

(Telephone number of agent for service)

With copy to:

Scott Y. MacTaggart
Lewis Roca Rothgerber Christie LLP
3993 Howard Hughes Parkway, Suite 600
Las Vegas, NV 89169
Phone: (702) 474-2610

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

REGISTRATION OF ADDITIONAL SECURITIES PURSUANT TO GENERAL INSTRUCTION E OF FORM S-8

Riot Platforms, Inc., a Nevada corporation, (“Riot,” the “Registrant,” the “Company,” “we,” “us” or “our”), is filing this registration statement on Form S-8 (this “Registration Statement”) with the U.S. Securities and Exchange Commission (the “SEC”) to register the issuance of up to an additional 15,000,000 shares of Riot’s common stock, no par value per share (“Common Stock”), reserved for issuance with respect to equity awards made under the Company’s 2019 Equity Incentive Plan, as amended (the “2019 Equity Plan”). These 15,000,000 additional shares of Common Stock have been reserved for issuance under the 2019 Equity Plan pursuant to the Sixth Amendment to the 2019 Equity Plan, as approved by the Registrant’s stockholders, as of June 12, 2024, at the 2024 annual meeting of Riot’s stockholders held on that date.

This is the sixth (6th) registration statement on Form S-8 filed with the SEC with respect to issuances of Common Stock pursuant to equity awards made under the 2019 Equity Plan, including the following prior registration statements (collectively, the “Prior Registration Statements”): (i) the registration statement on Form S-8 (File No. 333-235355) filed with the SEC on December 5, 2019 to register the issuance of up to 3,930,603 shares of Common Stock (including the 3,600,000 shares of Common Stock originally reserved for issuance pursuant to the 2019 Equity Plan, as well as 330,603 shares of Common Stock originally reserved for issuance under the Registrant’s former employee equity incentive plan which remained outstanding as of the adoption of the 2019 Equity Plan, and which, by the terms of the 2019 Equity Plan, became available for issuance under the 2019 Equity Plan upon its adoption); (ii) the registration statement on Form S-8 (File No. 333-261086) filed with the SEC on November 15, 2021 to register, pursuant to General Instruction E of Form S-8, the issuance of up to 7,900,000 additional shares of Common Stock reserved for issuance with respect to equity awards made under the 2019 Equity Plan, pursuant to the First Amendment and Second Amendment to the 2019 Equity Plan; (iii) the registration statement on Form S-8 (File No. 333-267567) filed with the SEC on September 23, 2022 to register, pursuant to General Instruction E of Form S-8, the issuance of up to 10,000,000 additional shares of Common Stock reserved for issuance with respect to equity awards made under the 2019 Equity Plan, pursuant to the Third Amendment to the 2019 Equity Plan; (iv) the registration statement on Form S-8 (File No. 333-273235) filed with the SEC on July 13, 2023 to register, pursuant to General Instruction E of Form S-8, the issuance of up to 4,000,000 additional shares of Common Stock reserved for issuance with respect to equity awards made under the 2019 Equity Plan, pursuant to the Fourth Amendment to the 2019 Equity Plan; and (v) the registration statement on Form S-8 (File No. 333-276207) filed with the SEC on December 21, 2023 to register, pursuant to General Instruction E on Form S-8, the issuance of up to 13,000,000 additional shares of Common Stock reserved for issuance with respect to equity awards made under the 2019 Equity Plan, pursuant to the Fifth Amendment to the 2019 Equity Plan. The Prior Registration Statements are currently effective.

This Registration Statement relates to securities of the same class as those to which the Prior Registration Statement relates and is submitted in accordance with General Instruction E of Form S-8, regarding the registration of additional securities relating to an employee benefit plan. Accordingly, pursuant to General Instruction E of Form S-8, the Registrant hereby incorporates by reference into, and makes a part of, this Registration Statement, the contents of the Prior Registration Statements relating to the 2019 Equity Plan, including periodic reports that the Registrant filed after the Prior Registration Statements became effective to maintain current information about the Registrant, except as amended by this Registration Statement and later periodic reports filed by the Registrant after this Registration Statement becomes effective.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to eligible participants in the 2019 Equity Plan as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the instructions of Part I of Form S-8, such documents will not be filed with the SEC either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC permits us to “incorporate by reference” the information contained in reports or other documents we file with the SEC, which means that we can disclose important information to you by referring you to those reports or other documents rather than by including them in this Registration Statement. Information that is incorporated by reference herein is considered to be part of this Registration Statement and you should read it with the same care that you read this Registration Statement. Information that we file later with the SEC will automatically update and supersede the information that is either contained, or incorporated by reference, in this Registration Statement, and will be considered to be a part of this Registration Statement from the date those reports or other documents are filed. The Registrant hereby incorporates by reference into this Registration Statement the following reports or other documents filed with the SEC:

●	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, as filed with the SEC on February 23, 2024 (“Annual Report”);
●	The portions of our Proxy Statement on Schedule 14A filed with the SEC on April 29, 2024, that are specifically incorporated by reference into our Annual Report;

● Our Quarterly Report on Form 10-Q for the period ended March 31, 2024, as filed with the SEC on May 1, 2024, for the period ended March 31, 2024;
●	Our Current Reports on Form 8-K (excluding any reports or portions thereof that are deemed to be furnished and not filed, as specified therein) filed with the SEC on February 26, 2024, February 27, 2024, May 28, 2024, June 6, 2024, June 18, 2024 and June 24, 2024; and
●	The description of our Common Stock contained in our registration statement on Form 8-A, filed pursuant to Section 12(b) of the Exchange Act on August 27, 2007, including any amendment or report filed for the purpose of updating that description; and the description of securities filed on February 23, 2024, as Exhibit 4.20 to our Annual Report.

In addition, all reports and other documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than, in each case, portions of such filings that have been furnished and not filed in accordance with SEC rules, unless specifically incorporated by reference into this Registration Statement) subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference herein. All such incorporated documents shall be deemed to be a part of this Registration Statement from the dates of filing of such documents.

Any statement contained in a report or other document incorporated or deemed to be incorporated by reference into this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other subsequently filed report or other document which also is or is deemed to be incorporated into this Registration Statement modifies or supersedes that statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

Not applicable.

Nevada Revised Statutes. As a Nevada corporation, the Registrant is subject to the provisions of the Nevada Revised Statutes (the “NRS”).

NRS Sections 78.7502 and 78.751 provide us with the power to indemnify any of our directors and officers. The director or officer must have conducted themselves in good faith and reasonably believe that their conduct was in, or not opposed to, our best interests. In a criminal action, the director or officer must not have had reasonable cause to believe his/her conduct was unlawful. Under NRS Section 78.751, advances for expenses may be made by agreement if the director or officer affirms in writing that they believe they have met the standards and will personally repay the expenses if it is determined such officer or director did not meet the standards.

Our Articles of Incorporation provide that our officers and directors shall be indemnified and held harmless to the fullest extent legally permissible under the laws of the State of Nevada against all expenses, liability and loss (including attorneys’ fees, judgments, fines and amounts paid or to be paid in settlement) reasonably incurred or suffered by them in connection with any civil, criminal, administrative or investigative action, suit or proceeding related to their service as an officer or director. Such right of indemnification shall be a contractual right which may be enforced in any manner desired by such person. The Registrant shall pay the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he/she is not entitled to be indemnified by us. Such right of indemnification shall not be exclusive of any other right which such directors or officers may have or hereafter acquire. The indemnification provided in our Articles of Incorporation shall continue as to a person who has ceased to be a director or officer, and shall inure to the benefit of the heirs, executors and administrators of such person.

Our Articles of Incorporation also provide that we may adopt bylaws to provide at all times the fullest indemnification permitted by the laws of the State of Nevada, and that we may purchase and maintain insurance on behalf of any of our officers and directors. Our Bylaws provide that a director or officer shall have no personal liability to us or our stockholders for damages for breach of fiduciary duty as a director or officer, except for damages for breach of fiduciary duty resulting from acts or omissions which involve intentional misconduct, fraud, or a knowing violation of law. We also maintain general liability and directors’ and officers’ insurance policies that cover certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers, including liabilities under the Securities Act.

Further, we have entered into form indemnification agreements (the “Indemnification Agreement”) with our directors and officers pursuant to which the Company would, to the fullest extent permitted by applicable law and Company policies, indemnify the applicable directors and officers for the costs and liabilities incurred by such director or officer in his or her defense of any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative proceeding brought against such director or officer (other than an action, suit, or proceeding by, in the name or on behalf of, or in right of, the Company or its subsidiaries) arising in the course of their employment with us. Subject to limitations established under applicable Nevada law, federal securities laws, our Articles of Incorporation, and our Bylaws, these Indemnification Agreements may require us, among other things, to indemnify our directors and officers for certain expenses and against certain liabilities including, among other things, attorneys’ fees, judgments, fines, and settlement amounts actually and reasonably paid or incurred by such director or officer in any action, suit, or proceeding arising out of their services as a director or officer or any other company or enterprise to which the person provides services at our request. Subject to certain exceptions for breaches of fiduciary duty by such persons as described in the foregoing, these indemnification agreements will also require us to advance certain expenses (including attorneys’ fees and disbursements) actually and reasonably paid or incurred by these persons in advance of the final disposition of the action, suit, or proceeding. We believe these indemnification agreements are necessary to attract and retain qualified individuals to serve as directors and officers.

These limitations of liability do not alter director or officer liability under the federal securities laws and do not affect the availability of equitable remedies such as an injunction or rescission.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

The foregoing summaries are subject to the complete text of the NRS and our Articles of Incorporation, our Bylaws and the other arrangements referred to above and are qualified in their entirety by reference thereto.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8. EXHIBITS

EXHIBIT INDEX

Exhibit No.	Exhibit Description	Incorporated by Reference from:
		Form	File No.	Exhibit No.	Filing Date
4.1	Articles of Incorporation	8-K	001-33675	3.1	September 25, 2017
4.2	Certificate of Amendment to the Articles of Incorporation of Riot Platforms, Inc. dated June 13, 2024	8-K	001-33675	3.1	June 18, 2024
4.3	Articles of Merger between Riot Blockchain, Inc. and Riot Platforms, Inc.	8-K	001-33675	3.1	January 3, 2023
4.4	Amended and Restated Bylaws of Riot Platforms, Inc.	8-K	001-33675	3.1	June 30, 2023
4.5	2019 Equity Plan of Riot Platforms, Inc., as amended	8-K	001-33675	4.2	June 18, 2024
4.6	Form of Time-Based Restricted Stock Unit Award Agreement	S-8	333-261086	4.7	November 15, 2021
4.7	Form of Performance-Based Restricted Stock Unit Award Agreement	8-K	001-33675	10.1	August 16, 2021
4.8	Form of Service-Based Restricted Stock Award Agreement	8-K	001-33675	10.3	October 3, 2022
4.9	Form of Performance-Based Restricted Stock Award Agreement	8-K	001-33675	10.2	October 3, 2022
4.10	Form of Long-Term Incentive Program Award Agreement	8-K	001-33675	10.1	July 19, 2023
5.1	Opinion of Lewis Roca Rothgerber Christie LLP	*	*	*	*
23.1	Consent of Deloitte & Touche LLP	*	*	*	*
23.2	Consent of Lewis Roca Rothgerber Christie LLP (contained in Exhibit 5.1)	*	*	*	*
23.3	Power of Attorney (signature page of this Registration Statement)	*	*	*	*
107	Filing Fee Table	*	*	*	*

*filed herewith.

ITEM 9. UNDERTAKINGS

(a
(a) The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in this Registration Statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

Provided, however, that: paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

That for purposes of determining any liability under the Securities Act, each filing of the Registrant’s Annual Report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, on June 28, 2024.

Dated: June 28, 2024	Riot Platforms, Inc.

	By:	/s/ Colin Yee
Colin Yee
Chief Financial Officer
(Principal Financial Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that the Registrant and each person whose signature appears below constitutes and appoints Jason Les, Colin Yee, and William R. Jackman, and each of them, their true and lawful attorney-in-fact and agents, with full power to act with or without the others and with full power of substitution and re-substitution, in any and all capacities, to execute on behalf of the undersigned and file any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he, she, or it might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Name	Title	Date

/s/ Jason Les	Chief Executive Officer (Principal Executive Officer) and Director	June 28, 2024
Jason Les

/s/ Colin Yee	Chief Financial Officer (Principal Financial Officer)	June 28, 2024
Colin Yee

/s/ Benjamin Yi	Executive Chairman (Director)	June 28, 2024
Benjamin Yi

/s/ Hannah Cho	Director	June 28, 2024
Hannah Cho

/s/ Hubert Marleau	Director	June 28, 2024
Hubert Marleau

/s/ Lance D’Ambrosio	Director	June 28, 2024
Lance D’Ambrosio